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                                                                   Exhibit 10.27


[ITEX(TM) LOGO]


October 23, 2000


Steve Lin
5F, No. 2-6, Chu-Tsun 7th Rd
Science Based Industrial Park
Hsin-Chu 300
Taiwan, ROC

Dear Steve,

I am pleased to confirm our offer to you for regular, full-time employment as Vice President of Taiwan Operations with Integrated Telecom Express, Inc. Based in Hsin-Chu Taiwan, you will report directly to Ying Shiau, Vice President of Manufacturing in Santa Clara, California. In this position you will have responsibility for all ITeX functional activities in Taiwan, except Sales and Marketing.

If you accept our offer, your starting salary for this position will be NT$250,000 per month. An additional compensation that is equal to two month's of your salary will be paid to you in the following schedule provided that you are still employed by ITeX at the time of the scheduled payment: 1/2 month of your then current salary on Dragon Boats Day; 1/2 month of your then current salary on Mid Autumn Festival; and one month of your then current salary on the Chinese Lunar New Year. These bonus amounts could be pro-rated based on your start date in relation to the holiday. This is more fully explained in the Employee Handbook. You will also receive a housing allowance each month of NT$50,000. This will be based on a 12 month year.

Subject to approval by ITeX's Board of Directors, you will be granted options to purchase 100,000 shares of the common stock of ITeX at a price to be decided by the Board. These options are to vest over four years according to ITeX's standard vesting schedule commencing from the date of hire. Should you leave ITeX during the vesting period, your options will cease to accrue, as more fully described in ITeX's option plan. You will also be granted options to purchase 20,000 shares of the restricted stock of ITeX at $4/share. The details of these restricted shares are explained in detail in ITeX's Restricted Stock Option Plan. As an ITeX Taiwan employee, you may participate in the standard R.O.C. national pension program and national health insurance program.

By countersigning this letter, you accept our offer and confirm that (i) you are not a party to any employment agreement or other contract or arrangement which prohibits your full time employment with ITeX, (ii) you will not disclose any trade secret or confidential information of any third party to ITeX, and (iii) you do not know of any conflict which would restrict your employment with ITeX.

By accepting a position with ITeX, you acknowledge that neither this offer letter nor any policy or procedure of ITeX nor any verbal representations shall confer any right to continuing employment. Either ITeX or you may terminate your employment relationship at any time, with or without cause. You further understand that neither job performance, promotions, accommodations, bonuses nor anything else shall imply an obligation on the part of ITeX to continue your employment.

If you have any questions concerning this offer, please contact me immediately (my phone number is (408) 513-9220). If you accept our offer, please sign this offer letter where indicated and return it to me by fax to my private fax number
(408) 579-0194. This offer will expire of its own accord if it is not accepted in writing by 5pm on October 31, 2000.

Very truly yours,                    Accepted and agreed

/s/ Douglas B. Linn                  By: /s/ Steve C.H. Lin
- ----------------------------            ----------------------------------------
Douglas B. Linn
Director of Human Resources          Start Date: Oct. 24, 2000
                                                --------------------------------
                                               (Start Date by 11/1/00 expected)